Exhibit 10.2

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Eloxx Pharmaceuticals, Inc. (the “Company”), and Vijay Modur (the “Executive”) is dated as of April 1, 2021 and shall become effective on the date hereof (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Executive wishes to be employed by the Company and to provide employment services to the Company in return for certain compensation and benefits and subject to the terms and conditions as hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, during the period commencing on the Effective Date and ending on the date of the termination of the Executive’s employment in accordance with Section 7 below (the “Employment Term”). The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without cause, subject to the terms of this Agreement.

2.              POSITION & DUTIES.

(a)            Except as provided in Section 2(b) below, the Executive shall serve as the Head of Research and Development of the Company and its subsidiary, Eloxx Pharmaceuticals, Ltd. during the Employment Term. The Executive shall have such duties, authorities and responsibilities as are commensurate with the Executive’s position and such other duties and responsibilities as the Company’s Chief Executive Officer shall designate that are consistent with the Executive’s position. The Executive agrees to serve, if requested, without additional compensation, as an officer or director of any of the Company’s subsidiaries.

(b)           During the Employment Term, the Executive agrees to devote his full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to him hereunder. Nothing contained in this Agreement will preclude the Executive from (i) devoting time to personal and family investments, (ii) serving as a director of any not-for-profit company, (iii) serving as a director for any for-profit company that is approved by the Chief Executive Officer (such approval not to be unreasonably withheld) or (iv) from participating in charitable or industry associations, in each case, provided that such activities or services do not (x) materially interfere with the Executive’s performance of duties hereunder or (y) violate the terms of the Confidentiality Agreement (as defined below).

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(c)            During the Employment Term, the Executive’s principal place of employment shall be the Company’s offices in Watertown, Massachusetts, subject to customary business travel consistent with the Executive’s duties and responsibilities.

3.              BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of US $425,000. The Base Salary will be payable bimonthly in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review by the Board of Directors of the Company (the “Board”) (or a Committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.              ANNUAL BONUS; STRETCH BONUS. With respect to each full calendar year during the Employment Term, the Executive shall be eligible to earn (a) an annual, performance-based bonus (an “Annual Bonus”) with a target bonus value equal to forty percent (40%) of the Executive’s Base Salary (the “Target Bonus”) which shall be earned if at all based upon the achievement of performance targets established by the Board (or a committee thereof), in consultation with the Executive, within the first 90 days of each calendar year during the Employment Term (provided that, notwithstanding the foregoing, Executive acknowledges and agrees that the performance targets applicable to the Annual Bonus for the 2021 calendar year were established prior to the Effective Date), and (b) an annual stretch bonus, with a stretch bonus opportunity of twenty five percent (25%) of the Executive’s Base Salary, which shall be earned if at all based upon the determination by the Board (or a committee thereof) of performance by the Executive and/or the Company for such calendar year, and/or such other factors as determined by the Board (or a committee thereof) in its sole discretion (the “Stretch Bonus”), with the actual amount of the Annual Bonus or Stretch Bonus for a particular year determined by the Board (or a committee thereof) in its sole discretion. The Board (or a committee thereof) shall consider the Executive’s and the Company’s performance in the entire 2021 calendar year without regard to the Effective Date when determining the Executive’s Annual Bonus and Stretch Bonus for the 2021 calendar year and neither such bonus shall be subject to pro-ration in the 2021 calendar year. Subject to Section 8 below, and except for the 2021 calendar year, in order to be eligible for an Annual Bonus or Stretch Bonus, the Executive must remain employed for the entire calendar year to which the Annual Bonus or Stretch Bonus relates (for the avoidance of doubt, for the 2021 calendar year, the Executive must remain employed from the Effective Date through December 31, 2021 in order to be eligible for an Annual Bonus or Stretch Bonus). Any Annual Bonus or Stretch Bonus earned by the Executive will be paid no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus or Stretch Bonus is being measured. The Executive’s Target Bonus shall be subject to review by the Board (or a committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board.

5.              EQUITY COMPENSATION. The Company will grant to the Executive on the date hereof (the “Grant Date”) equity compensation awards under the 2018 Equity Incentive Plan (as amended, the “Plan”) for shares of the Company’s common stock (“Common Stock”) as follows:

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(a)            TIME-VESTING AWARDS. (i) A stock option to purchase 711,619 shares of Common Stock (the “Option Award”) on the Grant Date will vest and become exercisable or payable, respectively, with respect to 1/4 of the shares on the first anniversary of the Grant Date and with respect to an additional 1/12 of the shares on each quarterly anniversary of the Grant Date thereafter, subject to the Executive’s continued employment with the Company through each such date and with the other terms contained in the form of award attached hereto as Appendix B and (ii) restricted stock units representing 44,683 Common Stock (A) to vest in a single installment on December 1, 2021, subject to the Executive’s continued service through such date and full accelerated vesting upon an earlier termination of Executive’s employment without Cause, by the Executive for Good Reason or as a result of the Executive’s death or Disability, (B) providing that the Executive shall establish a Rule 10b5-1 Plan as soon as practicable following the Effective Date in order to satisfy the federal, state, or local tax withholding obligations upon settlement of the restricted stock units by directing a broker to sell shares of Common Stock issuable upon settlement of the restricted stock units; provided that if the Executive is not permitted to establish a Rule 10b5-1 Plan prior to November 15, 2021 and is prohibited from trading in the Company’s securities under a Company policy or applicable law on the settlement date of the restricted stock units, then the Executive shall have the right to elect to have the Company withhold shares otherwise issuable upon settlement of the restricted stock units in satisfaction of the applicable tax withholdings in accordance with Section 8(h)(ii) of the Plan and (C) with the other terms and conditions contained in the form of award attached hereto as Appendix C. The vesting of any such awards, shall accelerate and such awards shall become fully vested and exercisable or payable, respectively, immediately prior to a Corporate Transaction (as defined in the 2018 Equity Incentive Plan). In the event of the first equity financing that (I) results in proceeds for the Company of at least $20,000,000, and (II) results in dilution to the percentage of the Common Stock represented by the Option Award, determined on a fully diluted and, as applicable, a fully converted basis (a “Qualifying Financing”), the Company will, within five days following the consummation of such Qualifying Financing, grant to Executive additional options to purchase Common Stock under the Plan (the “Additional Options”) such that the percentage of shares of Common Stock covered by the Option Award and the Additional Options, taken together, immediately following the consummation of the Qualifying Financing, determined on a fully diluted and, as applicable, a fully converted basis, equals the percentage of shares of Common Stock covered by the Option Award immediately prior to the consummation of the Qualifying Financing, in each case determined on a fully-diluted basis. The Additional Options shall have terms consistent with the Option Award (except for the exercise price, which will be the fair market value on the date of grant).

(b)       ANNUAL AWARDS. Each year, the Executive will be eligible for annual awards of stock options and or restricted stock units as determined by the Board. Nothing herein shall be construed as an obligation to grant such awards, which shall be subject to the sole discretion of the Board. The vesting of any such awards, shall accelerate and such awards shall become fully vested and exercisable or payable, respectively, immediately prior to a Corporate Transaction (as defined in the 2018 Equity Incentive Plan).

(c)       TAX WITHHOLDING. At Executive’s request, the Company will withhold from the shares of Common Stock otherwise payable to Executive with respect to vested portions of the equity awards the number of whole shares of Common Stock required to satisfy the applicable tax withholding obligation, the number of shares so withheld to be determined by the Company based on the fair market value of the Common Stock on the date the Company is required to withhold.

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6.              EMPLOYEE BENEFITS.

(a)            BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans that the Company generally makes available to its senior executives (other than severance plans) from time to time, including any group health plans, dental plans, life, disability and AD&D insurances, a 401(k) plan, tuition reimbursement, recreation allowance, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefit plans.

(b)           VACATION. The Executive shall be entitled to twenty-five (25) days of paid vacation per year, in accordance with the Company’s vacation policy. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(c)            BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the discharge of his duties for the Company, subject to the Company’s expense reimbursement policy in effect from time to time.

(d)           INDEMNIFICATION. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the Effective Date. The Company shall also execute in favor of Executive the Company’s standard Form of Indemnification Agreement (as of the Effective Date, the Company’s standard Form of Indemnification Agreement is files as Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on December 22, 2017, SEC File No. 001-31326). At all times during the Employment Term, the Company shall maintain in effect a comprehensive director and officers liability insurance policy with the Executive as a covered officer and director, as applicable.

7.              TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)            DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s intention to terminate the Executive’s employment due to Disability (as defined in this Section 7(a)); provided that, the Executive has not returned to full-time performance of his duties within 30 days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment.  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to substantially perform the essential duties of his job with or without reasonable accommodation on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.

(b)           DEATH. Automatically on the date of death of the Executive.

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(c)            CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) the Executive’s conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by the Executive (other than by reason of disability or illness) of his material duties as an employee of the Company, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; (iv) the Executive’s material breach of this Agreement or any other material agreement between the Executive and the Company or any of its subsidiaries, including the Confidentiality Agreement, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; or (v) the Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company.

(d)           WITHOUT CAUSE. Upon written notice by the Company to the Executive no earlier than eighteen (18) months after the Effective Date of an involuntary termination without Cause and other than due to death or Disability.

(e)            GOOD REASON. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following conditions during the Employment Term without the Executive’s express written consent; provided that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) the Executive actually resigns his employment within the first thirty (30) days after expiration of the Cure Period:

(1)           any material reduction by the Company of the Executive’s Base Salary or Target Bonus as initially set forth herein or as the same may be increased from time to time;

(2)           any material diminution in the Executive’s duties, title, responsibilities or authority;

(3)           a requirement that the Executive report to a corporate officer or employee other than the Company’s Chief Executive Officer;

(4)           any material breach of this Agreement, including a breach of the Company’s obligations under Section 4, 5 or 11(b); or

(5)           a requirement that the Executive relocate to a principal place of employment more than twenty-five (25) miles from Watertown, Massachusetts.

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(f)            WITHOUT GOOD REASON. The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall pay the pro rata portion of the Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period (“Early Termination Right”), but it shall pay the pro rata portion of the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts employment or a consulting engagement from a third party.

8.              CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the severance plans, policies or programs of the Company or its affiliates as may be in effect from time to time, but shall be in addition to any termination benefits available under any equity award or other vested benefits retained under any benefit plans of the Company or its affiliates. Subject to satisfaction of each of the conditions set forth in Section 9, the following amounts and benefits shall be due to the Executive:

(a)            DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) reimbursement for any unreimbursed expenses owed to Executive; and (iii) all other payments and benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law (collectively, “Accrued Amounts”). In addition, upon the Executive’s termination due to Disability, the Company shall pay the amounts described in Sections 8(d)(3) and 8(d)(4) to the Executive.

(b)           DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, upon the Executive’s death, the Company shall pay the amounts described in Sections 8(d)(3) and 8(d)(4) to the Executive’s estate.

(c)            TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

(d)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death) or by the Executive for Good Reason, other than in circumstances described in Section 8(e), then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 9:

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(1)           the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term for a period of twelve (12) months following the termination date (the “Salary Severance Period”) payable in a lump sum in cash promptly following the termination date (for purposes of calculating the Executive’s severance benefits, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason (as provided in Section 7(e)(1)));

(2)           if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 8(d)(2), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(3)           in the event that the Executive’s employment is terminated after December 31 of any performance year, but prior to the Annual Bonus payment date for such performance year, the Executive shall receive: (i) the amount of the Annual Bonus as determined by the Board in good faith for the performance year immediately prior to the year in which the Executive’s termination occurs if the Company has not determined the amount of the Executive’s Annual Bonus as of the date of the Executive’s termination; or (ii) the amount of the Annual Bonus as already determined by the Board in good faith for the performance year immediately prior to the year in which the Executive’s termination occurs if the Company has already determined the amount of the Executive’s Annual Bonus as of the date of the Executive’s termination, payable in either case as a lump sum at the same time annual bonuses are paid to the Company’s executives generally, but no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus is being measured;

(4)           in the event that the Executive’s employment is terminated: (i) on or before the date Annual Bonus performance goals are established for the performance year in which the Executive’s termination occurs, the Executive shall receive a pro-rata portion of the Executive’s Target Bonus for the performance year in which the Executive’s termination occurs, with such pro-rata portion calculated based upon the number of days that the Executive was employed during such performance year divided by the total number of days in such performance year; or (ii) after the date Annual Bonus performance goals are established for the performance year in which the Executive’s termination occurs (but on or before December 31 of such performance year), the Executive shall receive a pro-rata portion of the Executive’s Target Bonus for the performance year in which the Executive’s termination occurs, with such pro-rata portion calculated based upon the Executive’s achievement of performance goals as determined by the Board in good faith, payable in either case as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked) or as soon thereafter as is reasonable practicable thereafter; and

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(5)           if such termination occurs prior to the second anniversary of the Effective Date, an additional fifty percent (50%) of the shares subject to all stock options, restricted stock units and other equity awards which are time-based and are then held by the Executive shall vest and become exercisable or payable, as applicable, and an additional fifty percent (50%) of the performance-based awards shall vest based on target performance and (z) if such termination occurs on or after the second anniversary of the Effective Date, all of the shares subject to all stock options, restricted stock units and other equity awards which are time-based and are then held by the Executive shall vest and become exercisable or payable, as applicable, and all performance-based awards shall vest based on target performance. In addition, the time period that the Executive may have to exercise any stock options shall be extended for a period equal to the shorter of (i) one (1) year or (ii) the remaining term of the award; provided, however, that if any particular equity or equity-based award provides for more favorable termination treatment, then the more favorable treatment provided therein will apply.

(e)            TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A CORPORATE TRANSACTION. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death), or by the Executive for Good Reason, in either case on or within twenty-four (24) months immediately following a Corporate Transaction, then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 8(d) above, subject to compliance with Section 9; provided that: (i) the Salary Severance Period defined in Section 8(d)(1) shall be increased to a total of eighteen (18) months following the termination date; (ii) the COBRA Severance Period defined in Section 8(d)(2) shall be increased to a total of eighteen (18) months following the termination date; and (iii) in lieu of the pro-rata bonus described in Section 8(d)(4), the Company shall pay the Executive the full Target Bonus for the performance year in which the Executive’s termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked).

9.              CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

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(a)            compliance with the provisions of Section 10 hereof;

(b)           delivery to the Company of the executed Agreement and General Release (the “General Release”), which shall be in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days following the date of termination of employment, and permitting the General Release to become effective in accordance with its terms; and

(c)            delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans, by no later than 90 days following termination of employment.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive on the Company’s first ordinary payroll date occurring on or after the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 17 or the final sentence of this Section 9). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

10.           CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

11.           ASSIGNMENT.

(a)            The Executive may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company.

(b)           This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any acquirer or successor of the Company in any merger, consolidation, sale, or acquisition of the Company, or a similar transaction to assume the Company’s obligations under this Agreement, and any failure to do so shall constitute a material breach of this Agreement.

12.           NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

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If to the Company:

Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, MA 02451

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.           SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

14.           SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, that provision shall be enforced to the maximum extent permitted by law and shall be deemed revised as near as possible to attain the intent of the parties, and all other provisions of this Agreement shall remain in full force and effect.

15.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

16.           MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated or authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto and the Confidentiality Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

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17.           SECTION 409A.

(a)            Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits payable upon a termination of employment shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. Any payment or benefit otherwise payable or to be provided in the six (6) month period following separation from service that is not so paid or provided by reason of this Section 17 shall be accumulated and paid or provided in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within 15 days, after the date of Executive’s death)

(b)           It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code on payments made pursuant to this Agreement.

18.           MITIGATION OF DAMAGES. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

19.           REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement (or chosen not to be so represented), that he has consulted with his attorney before executing this Agreement (or chosen not to consult an attorney), that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

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20.           NON-DISPARAGEMENT. Both during and after the Employment Term, the Executive and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 20 shall preclude any party from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

21.           WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22.           SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 through 24, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

23.           AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

24.           DISPUTE RESOLUTION. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be finally settled by arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in force, and that the arbitration hearings shall be held in Boston, Massachusetts. The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party, but such discovery process shall continue for no more than thirty (30) days. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request JAMS name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list; then, the Executive shall strike two (2) of the remaining names; and the remaining name shall be the arbitrator. The Company shall pay for both parties’ reasonable attorneys’ fees and expenses and all JAMS fees and expenses. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof. This Section shall not limit the right of any party to sue for injunctive relief for a breach of the obligations of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

ELOXX PHARMACEUTICALS, INC.

By:	/s/ Tomer Kariv
Tomer Kariv
Its: Chairman of the Board of Directors

EXECUTIVE

/s/ Vijay Modur
Vijay Modur

[Signature Page to Employment Agreement]

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Eloxx Pharmaceuticals, Inc. (the “Company”) and Vijay Modur (“Executive”) agree:

1.              Last Day of Employment. Executive’s last day of employment with Employer was [INSERT DATE] (the “Termination Date”). In addition, effective as of the Termination Date, Executive ceased to serve as the General Counsel of the Company and its affiliates and ceased to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in Section 8 of the Executive Employment Agreement between the Company and Executive dated as of April 1, 2021 (the “Employment Agreement”). Executive further acknowledges and agrees that from and after the date Executive executes this Agreement and General Release, Executive will not represent (and since the Termination Date the Executive has not represented) the Executive as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose. In addition, effective as of Termination Date, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates. These resignations will become irrevocable as set forth in Section 3 below.

2.              Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3.              Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be delivered to the Company, Eloxx Pharmaceuticals, Inc., 950 Winter Street, Waltham, MA 02451, or any executive officer of the Company. This Agreement and General Release shall become effective and irrevocable on the eighth (8th) day after Executive executes it, unless earlier revoked by Executive in accordance with this Section 3 (the “Effective Date”).

4.              General Release of Claims. (A) Executive and the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as “Employer”) from any and all actions, causes of action, contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, known or unknown, matured or unmatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against Employer, which the Employee has, has ever had or may have as of the date of Executive’s execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

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-	Title VII of the Civil Rights Act of 1964, as amended;

-	The Civil Rights Act of 1991;

-	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-	The Employee Retirement Income Security Act of 1974, as amended;

-	The Immigration Reform and Control Act, as amended;

-	The Americans with Disabilities Act of 1990, as amended;

-	The Age Discrimination in Employment Act of 1967, as amended;

-	The Older Workers Benefit Protection Act of 1990;

-	The Worker Adjustment and Retraining Notification Act, as amended;

-	The Occupational Safety and Health Act, as amended;

-	The Family and Medical Leave Act of 1993;

-	The Massachusetts Wage Act;

-	Massachusetts anti-discrimination laws, M.G.L Chapter 151B- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts or the United States;

-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; ; or (iii) any rights of the Executive to indemnification as a Director or Officer of the Company.

5.              No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law (with the understanding that that this Agreement and General Release bars the Executive from recovering monetary relief from Employer in connection with any charges or complaints which are not waived hereunder).

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Furthermore, nothing in this Agreement or General Release and Waiver of Claims prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

6.              Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 8 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries.

7.              Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Employee has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and Executive’s personal rolodex and other address books.

8.              Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.              No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

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10.           Non-Disparagement. Employee and Employer (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and Employer may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 10 shall preclude Employer or Employee from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement and General Release.

11.           Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

12.           Entire Agreement. This Agreement and General Release and the Confidentiality Agreement (as defined in the Employment Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 10 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

13.           ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement and General Release. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

[signature page follows]

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EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. IN THE EVENT EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE AND RETURNS IT TO THE COMPANY IN LESS THAN THE TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ELOXX PHARMACEUTICALS, INC.

By:
Name:
Its:

Date:

EXECUTIVE

Vijay Modur

Date: